Exhibit 10.4

[Letterhead of]

THE WASHINGTON POST COMPANY

1150 15th Street, N.W.  •  Washington, D.C. 20071

Personal and Confidential

June 25, 1999

Mr. Tom Might

Cable One

***

Dear Tom:

This confirms the special recognition we have awarded to you for your extraordinary efforts in building an increasingly valuable cable asset for the company.

You have been awarded a special deferred payment in the amount of two million dollars ($2,000,000), payable at age 65 (on or about May 1, 2016.) The following additional features apply to this award:

a)	If you are still employed by Cable One or an affiliated company when you reach age 65, payment of this award will be deferred until such time as you terminate your employment with the company. The base award of $2,000,000 will accrue interest beginning May 1, 2016 until such time as the full amount has been paid to you. The applicable interest rate will be the 12-month T-bill rate, set at each anniversary and carried forward. Interest will be credited on annual basis and compounded annually.

b)	This award may be payable in several installments if requested by you and if approved by the Company. The first installment may begin no earlier than May 1, 2016 and installments may not be extended beyond a ten-year period.

c)	Should you die after reaching age 65 but before receiving the full base award plus any interest accrued thereto, the balance of the monies owed will be payable to your estate in a single sum within 60 days following the date of your death. Should you die before reaching age 65, the full amount of your award will be paid to your estate on or about May 1, 2016.

This special award is in addition to any other annual or long-term incentive compensation you may earn under plans in which you participate. This award is considered special compensation and as such is not included in compensation used to determine any of your employee benefits including your 401(k), pension or SERP benefits.

Please also note that this award is an unfunded obligation of Cable One and will be payable from the general assets of the Company.

Sincerely,

/s/ Donald E. Graham
Donald E. Graham Chief Executive Officer

/s/ Alan G. Spoon
Alan G. Spoon President and COO